As filed with the Securities and Exchange Commission on October 5, 2004
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

REINSURANCE GROUP OF AMERICA, INCORPORATED
(Exact name of registrant as specified in its charter)

Missouri	43-1627032
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1370 Timberlake Manor Parkway Chesterfield, Missouri	63017-6039
(Address of Principal Executive Offices)	(Zip Code)

Phantom Stock Plan for Directors of Reinsurance Group of America, Incorporated
(Full title of the plans)

JACK B. LAY
Executive Vice President and Chief Financial Officer Reinsurance Group of America, Incorporated 1370 Timberlake Manor Parkway Chesterfield, Missouri 63017-6039 (636) 736-7000
(Name, address and telephone number of agent for service)

Copy to:

R. RANDALL WANG, ESQ.
Bryan Cave LLP 211 North Broadway, Suite 3600 St. Louis, Missouri 63102-2750 (314) 259-2000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount of Shares to be Registered	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

Common Stock, par value $0.01 per share	100,000	$40.83	$4,083,000	$518

(1)

This Registration Statement also covers such additional shares of Common Stock of the Registrant as may be issuable pursuant to anti-dilution provisions of the Phantom Stock Plan for Directors of Reinsurance Group of America, Incorporated (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)

Pursuant to Rule 457(c) and Rule 457(h), the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are computed on the basis of the average of the high and low trading prices for the Common Stock on September 28, 2004, as reported on the New York Stock Exchange.

PART I:    INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents containing the information specified in Items 1 and 2 of Part I of Form S-8 will be sent or given to participants of the Phantom Stock Plan for Directors of Reinsurance Group of America, Incorporated as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended. In accordance with the instructions to Part I, those documents are not filed with the Commission as part of this Registration Statement or a prospectus under Rule 424 of the Securities Act of 1933, as amended.

PART II:   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

                The following documents and information previously filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended are hereby incorporated by reference:

                Item 3(a)

The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

                Item 3(b)

The Registrant's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2004 and March 31, 2004.

The Registrant's Current Reports on Form 8-K, filed by the Registrant with the Commission on September 10, 2004, July 23, 2004 and June 30, 2004.

                Item 3(c)

Not applicable.

                All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 5.      Interests of Named Experts and Counsel.

Not applicable.

Item 6.      Indemnification of Directors and Officers.

                Section 351.355(1) of the Revised Statutes of Missouri provides that a corporation may indemnify a director, officer, employee or agent of the corporation in any action, suit or proceeding other than an action by or in the right of the corporation, against expenses (including attorney’s fees), judgments, fines and settlement amounts actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his contact was unlawful. Section 351.355(2) provides that the corporation may indemnify any such person in any action or suit by or in the right of the corporation against expenses (including attorneys’ fees) and settlement amounts actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that he may not be indemnified in respect of any matter in which he has been adjudged liable for negligence or misconduct in the performance of his duty to the corporation, unless authorized by the court. Section 351.355(3) provides that a corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the action, suit or proceeding if he has been successful in defense of such action, suit or proceeding and if such action, suit or proceeding is one for which the corporation may indemnify him under Section 351.355(1) or (2). Section 351.355(7) provides that a corporation shall have the power to give any further indemnity to any such person, in addition to the indemnity otherwise authorized under Section 351.355, provided such further indemnity is either (i) authorized, directed or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed or provided for in any by-law or agreement of the corporation which has been adopted by a vote of the stockholders of the corporation, provided that no such indemnity shall indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

                The Restated Articles of Incorporation of the Registrant contain provisions indemnifying its directors, officers, employees and agents to the extent authorized specifically by Sections 351.355(1), (2) (3) and (7). The Registrant has entered into indemnification contracts with its officers and directors. The contracts provide that the Registrant under certain circumstances may self-insure against directors’ and officers’ liabilities now insured under the policy of insurance referred to below and will provide indemnity to the fullest extent permitted by law against all expenses (including attorneys’ fees), judgments, fines and settlement amounts, paid or incurred in any action or proceeding, including any act on behalf of the Registrant, on account of their service as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise when they are serving in such capacities at the request of the Registrant, excepting only cases where the conduct of such person is adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct.

                The Restated Articles of Incorporation of the Registrant limit the liability of its directors to the Registrant or any of its shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted under Missouri law.

                Directors or officers of the Registrant who are directors or officers of MetLife, Inc. (“MetLife”) or its affiliates may also be entitled to indemnification pursuant to the charter documents of such companies or under the provisions of agreements with such companies providing indemnification to them since they serve as directors or officers of the Registrant at the request of MetLife or its affiliates, as the case may be. Such individuals may also be covered by directors’ and officers’ liability insurance policies of MetLife or its affiliates, as the case may be.

                Metropolitan Life Insurance Company, an affiliate of MetLife, maintains a policy of insurance under which the directors and officers of the Registrant are insured, subject to the limits of the policy, against certain losses, as defined in the policy, arising from claims made against such directors and officers by reason of any wrongful acts, as defined in the policy, in their respective capacities as directors or officers.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

See Exhibit Index filed herewith.

Item 9.     Undertakings.

        (a)        The undersigned Registrant hereby undertakes:

                 (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                             (i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                             (ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                             (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)        That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterfield, State of Missouri, on this 5th day of October, 2004.

REINSURANCE GROUP OF AMERICA, INCORPORATED

By:	/s/ Jack B. Lay
Jack B. Lay Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jack B. Lay and James E. Sherman, or either of them, his attorneys-in-fact and agents, each with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments and documents in connection therewith) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A. Greig Woodring	President, Chief Executive Officer and Director (Principal Executive Officer)	October 5, 2004
A. Greig Woodring

/s/ William J. Bartlett	Director	October 5, 2004
William J. Bartlett

/s/ J. Cliff Eason	Director	October 5, 2004
J. Cliff Eason

/s/ Stuart I. Greenbaum	Director	October 5, 2004
Stuart I. Greenbaum

Signature	Title	Date

/s/ Alan C. Henderson	Director	October 5, 2004
Alan C. Henderson

/s/ Leland C. Launer Jr.	Director	October 5, 2004
Leland C. Launer Jr.

/s/ Joseph A. Reali	Director	October 5, 2004
Joseph A. Reali

/s/ Lisa M. Weber	Director	October 5, 2004
Lisa M. Weber

/s/ Jack B. Lay	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 5, 2004
Jack B. Lay

INDEX TO EXHIBITS

Exhibit Number	Exhibit
5.1	Opinion of James E. Sherman, Esq.
10.1	Phantom Stock Plan for Directors of Reinsurance Group of America, Incorporated, as amended and restated
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of James E. Sherman, Esq. (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)